Exhibit 8.1

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street | San Francisco, CA 94105-2228 | tel 415.983.1000 | fax 415.983.1200

MAILING ADDRESS: P. O. Box 7880 | San Francisco, CA 94120-7880

April 29, 2011

Clearwater Paper Corporation

601 West Riverside, Suite 1100

Spokane, Washington 99201

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Clearwater Paper Corporation, a Delaware corporation (the “Company”), and the wholly-owned subsidiaries of the Company listed on Exhibit A attached hereto (collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 filed on April 29, 2011 by the Company and the Guarantors with the Securities and Exchange Commission (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of up to $375,000,000 principal amount of 7  1/8% Senior Notes due 2018 (the “Exchange Notes”) and of guarantees by the Guarantors with respect to the Exchange Notes (the “Guarantees”).

We are of the opinion that the statements set forth in the Registration Statement under the caption “Material United States Federal Income Tax Consequences,” insofar as those statements purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects (subject to the qualifications and other matters stated therein).

The foregoing opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, any of which may be changed at any time with retroactive effect. No opinion is expressed as to any other matter, including any aspect of state, local or non-U.S. tax law. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP